Exhibit 23.2

                               STAN J.H. LEE, CPA
              2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
                  P.O. Box 436402 * San Ysidro * CA 92143-9402
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com


To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of May 10th, 2010, on the audited financial statements of Meiguo Ventures 1, Inc. as of December 31, 2009 and 2008 and for the fiscal years then ended in Form S-1/A Amendment No 4 to be filed now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
-------------------------------
Stan J.H. Lee, CPA

October 15th, 2010
Fort Lee, NJ 07024







          Registered with the Public Company Accounting Oversight Board Member of New Jersey Society of Certified Public Accountants